EXHIBIT 99.1

FREMONT GENERAL CORPORATION ANNOUNCES:

AGREEMENT TO SELL APPROXIMATELY $2.9 BILLION OF ITS SUB-PRIME RESIDENTIAL LOANS, AND

A LETTER OF INTENT FOR THE SALE OF MOST OF ITS SUB-PRIME RESIDENTIAL REAL ESTATE BUSINESS

(SANTA MONICA, CALIFORNIA) – April 16, 2007: Fremont General Corporation (the “Company”) (NYSE:FMT), doing business primarily through its wholly-owned industrial bank, Fremont Investment & Loan, today announced that it has entered into an agreement to sell approximately $2.9 billion of its sub-prime residential real estate loans. The Company also announced that it has entered into exclusive negotiations with the same institution under an executed letter of intent to sell most of its residential real estate business and assets.

The $2.9 billion represents the majority of the Company’s sub-prime residential loans held for sale that have not yet been sold. The Company will sell the loans at a discount that reflects the current conditions in the sub-prime mortgage market. The Company estimates that the sale of these loans will result in a pre-tax loss on sale of approximately $100 million.

Under the executed letter of intent, the buyer would obtain the Company’s sub-prime residential loan servicing platform, as well as a portion of the Company’s sub-prime loan origination platform. In addition, the Company would sell to the buyer all of its mortgage servicing rights, servicing advances, residual interests, and mortgage-backed securities. The buyer also would assume certain leases, furniture and fixtures, equipment and software associated with the business. The Company and the buyer are in the process of completing due diligence, finalizing terms and working towards the completion of a definitive agreement. There can be no assurance that the transaction as proposed in the executed letter of intent will be completed.

Fremont Investment & Loan’s liquidity position remains strong as it currently has approximately $1.5 billion in cash and short-term investments. In addition, the Company is currently in discussions with several firms as it seeks to select a new independent registered public accounting firm.

Regulatory Filings

The Company’s periodic reports as filed with the SEC can be accessed at www.fremontgeneral.com and on the EDGAR section of the SEC’s website at www.sec.gov.

About Fremont General

Fremont General Corporation is a financial services holding company which is engaged in real estate lending operations on a nationwide basis. To find out more about Fremont General, or to subscribe to the Company’s Email Alert feature notification of Company news and events, please visit www.fremontgeneral.com.

Forward-Looking Statements

This news release may contain “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements and the Company’s currently reported results are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. These statements and the Company’s reported results are not guarantees of future performance and there can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially and adversely from the Company’s projected or reported results as a result of significant risks, uncertainties and assumptions that are difficult to predict, including:

•	the impact of the Company’s withdrawal from the sub-prime residential real estate mortgage lending business;

•	the probability of the completion of the proposed agreement to sell substantially all of the Company’s sub-prime residential real estate business and loans;

•	changes in the interest rate and competitive environments;

•	changes in general and specific economic conditions and trends;

•	changes in asset and loan valuations and the costs of originating loans;

•	changes in the volumes of loans originated, loans sold, the pricing of existing and future loans, and the values realized upon the sale of such loans;

•	access to the necessary capital and deposit resources to fund loan originations and the condition of the whole loan sale and securitization markets;

•	the impact of home price valuations and other changes in the commercial and residential real estate markets;

•	the effect of litigation, state and federal legislation and regulations, and development of, and the variability in determining, the allowance for loan losses;

•	the impact of the Cease and Desist Order issued by the Federal Deposit Insurance Corporation on the Company’s ability to conduct its business;

•	the impact of changes in federal and state tax laws and interpretations, including tax rate changes;

•	the ability to maintain an effective system of internal and financial disclosure controls, and to identify and remediate any control deficiencies, under the requirements of Section 404 of the Sarbanes-Oxley Act of 2002; and

•	other events and factors beyond our control.

For a more detailed discussion of risks and uncertainties, see the Company’s public filings with the SEC. The Company undertakes no obligation to publicly update any forward-looking statements.

CONTACT: Investor Relations – Phone: (310) 315-5500

WEBSITE: www.fremontgeneral.com

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